EXHIBIT 99.1

Via Renewables, Inc. Reports Third Quarter 2023 Financial Results

HOUSTON, November 1, 2023 (ACCESSWIRE) -- Via Renewables, Inc. ("Via Renewables" or the "Company") (NASDAQ: VIA, VIASP), an independent retail energy services company, today reported financial results for the quarter ended September 30, 2023.

Key Highlights

•	Achieved $14.7 million in Net Income and $12.8 million in Adjusted EBITDA for the third quarter
•	Achieved $39.2 million in Gross Profit and $31.9 million in Retail Gross Margin for the third quarter
•	Total RCE count of 337,000 as of September 30, 2023
•	Total liquidity of $98.8 million as of September 30, 2023

"Via was able to navigate one of the hottest ERCOT summers on record due to our proven risk management policies and portfolio diversification. We've been able to stay financially flexible while paying down debt and boosting liquidity since last quarter. We added approximately 24,000 RCEs in the third quarter through our organic sales channels compared to 10,000 in the third quarter of 2022. Our average quarterly attrition is down to 3.1% compared to 4.0% for the same period last year," said Keith Maxwell, Via Renewables’ President and Chief Executive Officer.

Summary Third Quarter 2023 Financial Results

Net Income for the quarter ended September 30, 2023, was $14.7 million compared to Net Loss of $(4.9) million for the quarter ended September 30, 2022. The increase, compared to the prior year, was largely the result of an increase in the mark-to-market on our hedges, partially offset by increases in income tax, G&A and interest expense.

For the quarter ended September 30, 2023, Via Renewables reported Adjusted EBITDA of $12.8 million compared to Adjusted EBITDA of $15.1 million for the quarter ended September 30, 2022. The decrease was driven by a decrease in our Retail Electricity Segment Gross Margin and an increase in G&A expense due to higher sales and marketing expenses and broker fees.

For the quarter ended September 30, 2023, Via Renewables reported Gross Profit of $39.2 million compared to Gross Profit of $16.6 million for the quarter ended September 30, 2022. The increase was largely due to an increase in the mark-to-market of our hedges.

For the quarter ended September 30, 2023, Via Renewables reported Retail Gross Margin of $31.9 million compared to Retail Gross Margin of $30.5 million for the quarter ended September 30, 2022. Higher volumes and unit margins resulted in an increase in our Natural Gas Segment Gross Margin. Lower volumes partially offset by higher unit margins resulted in a decrease in our Electric Retail Gross Margin.

($ in thousands)	September 30, 2023
Cash and cash equivalents	$45,137
Senior Credit Facility Availability (1)	28,706
Subordinated Debt Facility Availability (2)	25,000
Total Liquidity	$98,843

(1) Reflects amount of Letters of Credit that could be issued based on existing covenants as of September 30, 2023.

(2) The availability of the Subordinated Facility is dependent on our Founder's discretion.

Dividend

On October 18, 2023, we declared a dividend in the amount of $0.76459 per share for the Series A Preferred Stock for the third quarter of 2023. Dividends on Series A Preferred Stock will be paid on January 16, 2024 to holders of record on January 1, 2024.

On April 19, 2023, we announced that our Board of Directors had elected to temporarily suspend the quarterly cash dividend on the common stock. The Company previously elected to suspend its common stock dividend seeking to enhance its financial flexibility and improve its ability to manage market volatility while focusing on strengthening its balance sheet and investing in both organic and inorganic customer growth. Via Renewables will continue to closely monitor market conditions and the Board will thoughtfully evaluate the timing of for reinstatement of the Class A common stock dividend.

Business Outlook

Mr. Maxwell concluded, “Commodity prices have come down from this same time last year which allows us to be more competitive with our product offerings. Via will continue to strategically invest in customer growth through our organic and inorganic sales channels. The more diversity we can bring to our product offerings and customer base, the better we'll be able to adapt to changing market dynamics and meet the preferences of a broader range of consumers."

Conference Call and Webcast

Via will host a conference call to discuss Third Quarter 2023 results on Thursday, November 2, 2023, at 10:00 AM Central Time (11:00 AM Eastern).

A live webcast of the conference call can be accessed from the Events & Presentations page of the Via Renewables Investor Relations website at https://viarenewables.com/. An archived replay of the webcast will be available for twelve months following the live presentation.

About Via Renewables, Inc.

Via Renewables, Inc. is an independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for natural gas and electricity. Headquartered in Houston, Texas, Via Renewables currently operates in 103 utility service territories across 20 states and the District of Columbia. Via Renewables offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

We use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should note that new materials, including press releases, updated investor presentations, and financial and other filings with the Securities and Exchange Commission are posted on the Via Renewables Investor Relations website at  https://viarenewables.com/. Investors are urged to monitor our website regularly for information and updates about the Company.

Cautionary Note Regarding Forward Looking Statements

This earnings release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the use of forward-looking terminology including “may,” “should,” “could,” “likely,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project,” or other similar words. All statements, other than statements of historical fact, included in this earnings release are forward-looking statements. The forward-looking statements include statements regarding the impacts of Winter Storm Uri, cash flow generation and liquidity, business strategy, prospects for growth and acquisitions, outcomes of legal proceedings, the timing, availability, ability to pay and implied amount of cash dividends and distributions on our Class A common stock and Series A Preferred Stock, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans, objectives, beliefs of management, availability and terms of capital, competition, government regulation and general economic conditions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove correct.

The forward-looking statements in this earnings release are subject to risks and uncertainties. Important factors that could cause actual results to materially differ from those projected in the forward-looking statements include, but are not limited to:

•	our ability to remediate the material weakness in our internal control over financial reporting, the identification of any additional material weakness in the future or otherwise failing to maintain an effective system of internal controls;
•	the ultimate impact of the Winter Storm Uri, including future benefits or costs related to ERCOT market securitization efforts, and any corrective action by the State of Texas, ERCOT, the Railroad Commission of Texas, or the Public Utility Commission of Texas;
•	changes in commodity prices, the margins we achieve and interest rates;
•	the sufficiency of risk management and hedging policies and practices;
•	the impact of extreme and unpredictable weather conditions, including hurricanes, heat waves and other natural disasters;
•	federal, state and local regulations, including the industry's ability to address or adapt to potentially restrictive new regulations that may be enacted by public utility commissions;
•	our ability to borrow funds and access credit markets;
•	restrictions and covenants in our debt agreements and collateral requirements;
•	credit risk with respect to suppliers and customers;
•	our ability to acquire customers and actual attrition rates;
•	changes in costs to acquire customers;
•	accuracy of billing systems;
•	our ability to successfully identify, complete, and efficiently integrate acquisitions into our operations;
•	significant changes in, or new changes by, the independent system operators (“ISOs”) in the regions we operate;
•	competition; and
•	the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and other public filings and press releases.

You should review the risk factors and other factors noted throughout this earnings release that could cause our actual results to differ materially from those contained in any forward-looking statement. All forward-looking statements speak only as of the date of this earnings release. Unless required by law, we disclaim any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise. It is not possible for us to predict all risks, nor can we assess the impact of all factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For further information, please contact:

Investor Relations:

Stephen Rabalais,

832-200-3727

Media Relations:

Kira Jordan,

832-255-7302

VIA RENEWABLES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Retail revenues	$109,753	$117,187	$337,499	$343,592
Net asset optimization (expense) revenue	(936)	1,672	(5,568)	(480)
Other revenue	1,422	—	1,559	—
Total Revenues	110,239	118,859	333,490	343,112
Operating Expenses:
Retail cost of revenues	71,050	102,212	234,417	232,621
General and administrative	17,135	16,302	51,073	44,820
Depreciation and amortization	1,816	3,270	7,146	13,390
Total Operating Expenses	90,001	121,784	292,636	290,831
Operating income (loss)	20,238	(2,925)	40,854	52,281
Other (expense) income:
Interest expense	(2,233)	(2,002)	(7,377)	(5,129)
Interest and other income	9	11	96	265
Total other expenses	(2,224)	(1,991)	(7,281)	(4,864)
Income (loss) before income tax expense	18,014	(4,916)	33,573	47,417
Income tax expense (benefit)	3,355	(48)	6,599	8,726
Net income (loss)	$14,659	$(4,868)	$26,974	$38,691
Less: Net income (loss) attributable to non-controlling interests	7,140	(3,987)	11,661	21,981
Net income (loss) attributable to Via Renewables, Inc. stockholders	$7,519	$(881)	$15,313	$16,710
Less: Dividend on Series A Preferred Stock	2,708	2,026	7,892	5,677
Net income (loss) attributable to stockholders of Class A common stock	$4,811	$(2,907)	$7,421	$11,033

Net income (loss) attributable to Via Renewables, Inc. per share of Class A common stock
Basic	$1.49	$(0.92)	$2.32	$3.50
Diluted	$1.47	$(0.92)	$2.29	$3.48

Weighted average shares of Class A common stock outstanding
Basic	3,232	3,172	3,204	3,151
Diluted	7,232	3,172	7,204	3,173

Selected Balance Sheet Data
(in thousands)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$45,137	$33,658
Working capital	89,395	86,759
Total assets	297,076	330,950
Total debt	105,000	120,000
Total liabilities	167,202	214,901
Total stockholders' equity	48,894	42,570

Selected Cash Flow Data
	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash flows provided by operating activities	$40,857	$21,211
Cash flows used in investing activities	(1,144)	(6,400)
Cash flows used in financing activities	(29,927)	(47,780)

Operating Segment Results

(in thousands, except volume and per unit operating data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Retail Electricity Segment
Total Revenues	$97,855	$104,970	$255,447	$275,301
Retail Cost of Revenues	64,575	92,816	183,017	189,092
Less: Net gain (loss) on non-trading derivatives, net of cash settlements	7,289	(16,353)	2,976	14,240
Non-recurring event - Winter Storm Uri	—	—	—	9,565
Retail Gross Margin (1) — Electricity	$25,991	$28,507	$69,454	$62,404
Volumes — Electricity (MWhs)	627,851	694,035	1,541,182	1,982,684
Retail Gross Margin (2) — Electricity per MWh	$41.40	$41.07	$45.07	$31.47

Retail Natural Gas Segment
Total Revenues	$11,898	$12,217	$82,052	$68,291
Retail Cost of Revenues	5,790	9,396	50,664	43,529
Less: Net gain (loss) on non-trading derivatives, net of cash settlements	948	872	(1,279)	4,263
Retail Gross Margin (1) — Gas	$5,160	$1,949	$32,667	$20,499
Volumes — Gas (MMBtus)	1,419,291	1,170,857	8,031,902	7,771,468
Retail Gross Margin (2) — Gas per MMBtu	$3.64	$1.67	$4.07	$2.64

(1)

Reflects the Retail Gross Margin attributable to our Retail Electricity Segment or Retail Natural Gas Segment, as applicable. Retail Gross Margin is a non-GAAP financial measure. See "Reconciliation of GAAP to Non-GAAP Measures" for a reconciliation of Retail Gross Margin to most directly comparable financial measures presented in accordance with GAAP.

(2)	Reflects the Retail Gross Margin for the Retail Electricity Segment or Retail Natural Gas Segment, as applicable, divided by the total volumes in MWh or MMBtu, respectively.

Reconciliation of GAAP to Non-GAAP Measures

Adjusted EBITDA

We define “Adjusted EBITDA” as EBITDA less (i) customer acquisition costs incurred in the current period, plus or minus (ii) net (loss) gain on derivative instruments, and (iii) net current period cash settlements on derivative instruments, plus (iv) non-cash compensation expense, and (v) other non-cash and non-recurring operating items. EBITDA is defined as net income (loss) before the provision for income taxes, interest expense and depreciation and amortization. This conforms to the calculation of Adjusted EBITDA in our Senior Credit Facility.

We deduct all current period customer acquisition costs (representing spending for organic customer acquisitions) in the Adjusted EBITDA calculation because such costs reflect a cash outlay in the period in which they are incurred, even though we capitalize and amortize such costs over two years. We do not deduct the cost of customer acquisitions through acquisitions of businesses or portfolios of customers in calculating Adjusted EBITDA.

We deduct our net gains (losses) on derivative instruments, excluding current period cash settlements, from the Adjusted EBITDA calculation in order to remove the non-cash impact of net gains and losses on these instruments. We also deduct non-cash compensation expense that results from the issuance of restricted stock units under our long-term incentive plan due to the non-cash nature of the expense.

We adjust from time to time other non-cash or unusual and/or infrequent charges due to either their non-cash nature or their infrequency. We have historically included the financial impact of weather variability in the calculation of Adjusted EBITDA. We will continue this historical approach, but during the first quarter of 2021 we incurred a net pre-tax financial loss of $64.9 million due to Winter Storm Uri. This loss was incurred due to uncharacteristic extended sub-freezing temperatures across Texas combined with the impact of the pricing caps ordered by ERCOT. We believe this event is unusual, infrequent, and non-recurring in nature.

As our Senior Credit Facility is considered a material agreement and Adjusted EBITDA is a key component of our material covenants, we consider our covenant compliance to be material to the understanding of our financial condition and/or liquidity. Our lenders under our Senior Credit Facility allowed $60.0 million of the $64.9 million pre-tax storm loss incurred in the first quarter of 2021 to be added back as a non-recurring item in the calculation of Adjusted EBITDA for our Debt Covenant Calculations. We received a $0.4 million credit from ERCOT for Winter Storm related losses during the third quarter of 2021, resulting in a net pre-tax storm loss of $64.4 million for the year ended December 31, 2021. In June 2022, we received $9.6 million from ERCOT related to PURA Subchapter N Securitization financing. For consistent presentation of the financial impact of Winter Storm Uri, $5.2 million of the $9.6 million is reflected as non-recurring items reducing Adjusted EBITDA for the nine months ended September 30, 2022.

We believe that the presentation of Adjusted EBITDA provides information useful to investors in assessing our liquidity and financial condition and results of operations and that Adjusted EBITDA is also useful to investors as a financial indicator of our ability to incur and service debt, pay dividends, and fund capital expenditures. Adjusted EBITDA is a supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, commercial banks and rating agencies, use to assess the following:

•	our operating performance as compared to other publicly traded companies in the retail energy industry, without regard to financing methods, capital structure, historical cost basis and specific items not reflective of ongoing operations;
•	the ability of our assets to generate earnings sufficient to support our proposed cash dividends;
•	our ability to fund capital expenditures (including customer acquisition costs) and incur and service debt; and
•	our compliance with financial debt covenants in our Senior Credit Facility.

Retail Gross Margin

We define retail gross margin as gross profit less (i) net asset optimization revenues (expenses), (ii) net gains (losses) on non-trading derivative instruments, (iii) net current period cash settlements on non-trading derivative instruments and (iv) gains (losses) from non-recurring events (including non-recurring market volatility). Retail gross margin is included as a supplemental disclosure because it is a primary performance measure used by our management to determine the performance of our retail natural gas and electricity segments as a result of recurring operations. As an indicator of our retail energy business’s operating performance, retail gross margin should not be considered an alternative to, or more meaningful than, gross profit, its most directly comparable financial measure calculated and presented in accordance with GAAP.

We believe retail gross margin provides information useful to investors as an indicator of our retail energy business's operating performance.

We have historically included the financial impact of weather variability in the calculation of Retail Gross Margin. We will continue this historical approach, but during the first quarter of 2021 we added back the $64.9 million net financial loss incurred related to Winter Storm Uri, as described above, in the calculation of Retail Gross Margin because the extremity of the Texas storm combined with the impact of unprecedented pricing mechanisms ordered by ERCOT is considered unusual, infrequent, and non-recurring in nature. In June 2022, we received $9.6 million from ERCOT related to PURA Subchapter N Securitization financing. The $9.6 million is reflected as a non-recurring item reducing Retail Gross Margin for the nine months ended September 30, 2022 for consistent presentation of the financial impacts of Winter Storm Uri.

Our non-GAAP financial measures of Adjusted EBITDA and Retail Gross Margin should not be considered as alternatives to net income (loss), net cash provided by (used in) operating activities, or gross profit. Adjusted EBITDA and Retail Gross Margin are not presentations made in accordance with GAAP and have limitations as analytical tools. You should not consider Adjusted EBITDA or Retail Gross Margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA and Retail Gross Margin exclude some, but not all, items that affect net income (loss), net cash provided by (used in) operating activities, and gross profit, and are defined differently by different companies in our industry, our definition of Adjusted EBITDA and Retail Gross Margin may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA and Retail Gross Margin as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

The following tables present a reconciliation of Adjusted EBITDA to net income and net cash provided operating activities for each of the periods indicated.

Reconciliation of Adjusted EBITDA to net income (loss):
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net income (loss)	$14,659	$(4,868)	$26,974	$38,691
Depreciation and amortization	1,816	3,270	7,146	13,390
Interest expense	2,233	2,002	7,377	5,129
Income tax expense (benefit)	3,355	(48)	6,599	8,726
EBITDA	22,063	356	48,096	65,936
Less:
Net, (loss) gain on derivative instruments	(6,991)	(1,645)	(50,428)	55,815
Net cash settlements on derivative instruments	15,100	(14,078)	51,767	(35,922)
Customer acquisition costs	1,698	1,684	4,961	4,274
Plus:
Non-cash compensation expense	500	668	1,784	2,590
Non-recurring event - Winter Storm Uri	—	—	—	(5,162)
Adjusted EBITDA	$12,756	$15,063	$43,580	$39,197

Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$6,161	$8,267	$40,857	$21,211
Amortization of deferred financing costs	(206)	(206)	(619)	(919)
Bad debt expense	(829)	(1,062)	(2,717)	(2,895)
Interest expense	2,233	2,002	7,377	5,129
Income tax expense (benefit)	3,355	(48)	6,599	8,726
Non-recurring event - Winter Storm Uri	—	—	—	(5,162)
Changes in operating working capital
Accounts receivable, prepaids, current assets	6,609	2,144	(31,254)	(7,229)
Inventory	1,104	2,883	(1,378)	3,292
Accounts payable and accrued liabilities	(3,432)	508	28,801	21,306
Other	(2,239)	575	(4,086)	(4,262)
Adjusted EBITDA	$12,756	$15,063	$43,580	$39,197
Cash Flow Data:
Net cash provided by operating activities	$6,161	$8,267	$40,857	$21,211
Net cash used in investing activities	$(369)	$(1,240)	$(1,144)	$(6,400)
Net cash used in financing activities	$(7,714)	$(10,199)	$(29,927)	$(47,780)

The following table presents a reconciliation of Retail Gross Margin to Gross Profit for each of the periods indicated.

Reconciliation of Retail Gross Margin to Gross Profit
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Total Revenue	$110,239	$118,859	$333,490	$343,112
Less:
Retail cost of revenues	71,050	102,212	234,417	232,621
Gross Profit	39,189	16,647	99,073	110,491
Less:
Net asset optimization (expense) revenue	(936)	1,672	(5,568)	(480)
(Loss) gain on non-trading derivative instruments	(6,193)	(1,413)	(49,002)	54,570
Cash settlements on non-trading derivative instruments	14,430	(14,068)	50,699	(36,067)
Non-recurring event - Winter Storm Uri	—	—	—	9,565
Retail Gross Margin	$31,888	$30,456	$102,944	$82,903
Retail Gross Margin - Retail Electricity Segment (1)	$25,991	$28,507	$69,454	$62,404
Retail Gross Margin - Retail Natural Gas Segment	$5,160	$1,949	$32,667	$20,499
Retail Gross Margin - Other	$737	$—	$823	$—

(1)

Retail Gross Margin for the nine months ended September 30, 2022 includes a deduction of $9.6 million related to proceeds received under an ERCOT (Winter Storm Uri) securitization mechanism in June 2022. See further discussion above.